                                                                  EXHIBIT 10.19


                               ANTEC CORPORATION
                           MANAGEMENT INCENTIVE PLAN

         1. PURPOSE AND EFFECTIVE DATE. ANTEC Corporation (the "Company") has established this Management Incentive Plan (the "Plan") to provide awards to the executives of the Company for the achievement of goals of the Company for a year or a specified number of years. The effective date of the Plan shall be January 1, 2000 subject to the approval of the Company's shareholders at the 2000 Annual Meeting.

         2. ADMINISTRATION. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company's Board of Directors or such other Board committee as the Board may designate (the "Committee"). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee's interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

         3. AWARDS UNDER THE PLAN. The Committee shall assign a target expressed as a percentage of salary each year. The targets may be as high as 200% and as low as 20% of salary.

         At least 51% of the target shall be dependent on the achievement of financial objectives such as (i) operating, pretax, or net earnings of the Company, a subsidiary, a business unit thereof, or an other entity where there is a significant investment by the Company and opportunity to influence the performance of that entity; (ii) earnings per share of the Company; (iii) cash flow of any of these entities; (iv) return on capital, tangible or total, employed by any of these entities as measured by any of these earnings; (v) achievement of specified revenues or proceeds from specified activities, in or out of the ordinary course of business; or (vi) other similar financial objectives that the Committee determines to be in the interest of the Company. Up to 49% of the target of a participant may be dependent on the subjective determination of the Committee (or in the case of participants other than the Chief Executive Officer and the Chairman, of an executive officer) of the achievement of qualitative goals. In the case of John Egan, his target shall be dependent on goals that are in accordance with his employment agreement.

         The actual awards may range from zero to 200% of the assigned targets depending on the achievement of the objectives established by the Committee (or in the case of qualitative goals of participants, other than the Chief Executive Officer or the Chairman, by an executive officer) during the first 90 days of the year.

         4. ELIGIBILITY. All executive officers of the Company and the other executives of the Company and its subsidiaries, who report directly to the Chief Executive Officer of the Company are eligible to be selected to receive an award under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason and consistent with the terms of the Plan. No person may be awarded, for any one year, more than $2,000,000, as this amount is adjusted for inflation in the Consumer Price Index after December 31, 2000.

         5. PAYMENT OF AWARDS. Amounts earned under the Plan shall be determined and be paid as soon as practical after the end of each year or if based on multiple years, the end of the last year of that period. The Committee, in establishing the targets and goals for a year, may determine that all or a portion of an award payable under the Plan to certain participants shall or may be paid in stock or phantom stock of the Company that may or may not be restricted. The computation of the amount of stock may be based on the average market price of the stock over a period, up to one year, selected by the Committee, or based on a percentage, not to be less than 75%, of the market price of the stock at the end of the year for which the award was earned or during a period during the last month of that year selected by the Committee.

         6. AMENDMENT OF THE PLAN. The Committee may amend or terminate the Plan at any time, provided however, that in no event can the Committee, after the period for establishing the objectives for a year, adjust for that year any targets, objectives, or the percentage of target earned by levels of achievement of each objective in a manner that would increase the amount of compensation that would be payable under the Plan without such adjustment.